UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2008

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

750 Lexington Avenue, New York, New York 10022

(Address of registrant’s principal executive office)

(212) 754-2233

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                   Other Events.

On December 11, 2008, the Company’s existing stock repurchase program was extended through December 31, 2009.  The program, originally announced in November 2006 and extended in December 2007, was due to expire on December 31, 2008.  Under the program, the Company is authorized to repurchase, from time to time in the open market, shares of its outstanding common stock in an aggregate amount up to $200 million.  As of December 15, 2008, the Company has approximately $167.0 million remaining for repurchases under the program.  Purchases are expected to be funded by cash flows from operations, borrowings, or a combination thereof.  The manner, timing and amount of purchases will be determined by the Company’s management based on its evaluation of market conditions, share price and other factors.  The program may be suspended or discontinued at any time.

The Company also adopted a repurchase program with respect to up to $50 million in aggregate principal amount of the Company’s 0.75% Convertible Senior Subordinated Debentures due 2024 (the “Convertible Debentures”).  There is approximately $273.8 million in aggregate principal amount of Convertible Debentures outstanding as of December 15, 2008.  Purchases are expected to be funded by cash flows from operations, borrowings, or a combination thereof.  The manner, timing and amount of purchases will be determined by the Company’s management based on its evaluation of market conditions, price of the Convertible Debentures and other factors.  The program may be suspended or discontinued at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: December 15, 2008	By:	/s/ DeWayne E. Laird
Name: DeWayne E. Laird
Title: Vice President and Chief Financial Officer